EXHIBIT 1.1
BIRMINGHAM BLOOMFIELD BANCSHARES, INC.
up to 1,800,000 Shares of Common Stock
with up to 360,000 related Warrants
Subscription Price $10.00 Per Share
PLACEMENT AGENT AGREEMENT
May 5, 2006
Bentley Lawrence Securities, Inc.
888 West Big Beaver Road
Suite 850
Troy, Michigan 48084
Ladies and Gentlemen:
     Birmingham Bloomfield Bancshares, Inc., a Michigan corporation (the “Company”) proposes, subject to the terms and conditions stated in this letter agreement (the “Agreement”) to engage Bentley Lawrence Securities, Inc., a Michigan corporation (“UNDERWRITER”) as agent of the Company to assist in the sale, on a “best efforts” basis, of a minimum of up to 1,300,000 shares, and up to a maximum of 1,800,000 shares, no par value per share, of the common stock of the Company (“Shares” or “Common Stock”).
     1. SUMMARY OF THE OFFERING.
     (A) The Company is offering a minimum of 1,300,000 Shares, and up to a maximum of 1,800,000 Shares, with attached warrants (one warrant for each five Shares purchased), in connection with the Company’s initial public offering (the “Offering”). The Shares are to be offered at $10.00 per Share.
     (B) To date, the Company has offered the Shares only through its organizers, officers and directors. As of the date hereof, the Company has received subscriptions to purchase ___Shares. Accordingly, there is a minimum of ___Shares and a maximum of ___Shares remaining to be subscribed for in the Offering. The Company has deemed it to be in its best interests to expand the distribution of the remaining Shares by offering through approved broker-dealer firms which are members of the National Association of Securities Dealers, Inc. (“NASD”). In its discretion and subject to any required regulatory approvals, the Company may conduct multiple closings of the Offering.
     (C) The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form SB-2 (File No. 333-128127) (the “Registration Statement”) containing a prospectus relating to the Offering for the registration of the Shares and attached warrants under the Securities Act of 1933 (“1933 Act”), and has filed such amendments and supplements thereof and such amended or supplemented prospectuses as may have been required to the date hereof. Following the execution of this Agreement, the Company will file a post-effective amendment to the Registration Statement reflecting the transactions contemplated by this Agreement. For the purposes of this Agreement, the term “Registration Statement” shall include any documents incorporated by reference therein and all financial schedules and exhibits thereto, as amended, including post-effective amendments. The prospectus, as amended, on file with the Commission at the time the Registration Statement initially became effective is hereinafter called the “Prospectus,” except that if any Prospectus is filed by the Company pursuant to Rule 424(b) or (c) of the rules and regulations of the Commission under the 1933

Act differing from the prospectus on file at the time the Registration Statement initially becomes effective, the term “Prospectus” shall refer to the prospectus filed pursuant to Rule 424(b) or (c) from and after the time said prospectus is filed with the Commission.
     (D) Bank of Birmingham (In Organization) (“Bank”) has filed an application with the Michigan Office of Financial and Insurance Services (“OFIS”) for approval to form a de novo Michigan state banking association, and has filed an application with the FDIC for insurance of accounts, and has filed amendments thereto as required by the OFIS and the FDIC (as so amended, the “Bank Applications”). The Bank Applications have been approved by the OFIS and the FDIC, subject to certain conditions contained therein. The Company has filed with the Board of Governors of the Federal Reserve System (the “FRB”) an application (the “Holding Company Application” and, together with the Bank Applications, the “Applications”) to acquire the Bank under the Bank Holding Company Act of 1956, as amended, and the regulations promulgated thereunder (“BHCA”). The OFIS, FDIC and FRB are hereinafter referred to collectively as the “Regulatory Agencies.”
     2. RETENTION OF AGENT; COMPENSATION; SALE AND DELIVERY OF THE SHARES.
     (A) Subject to the terms and conditions herein set forth, the Company hereby appoints UNDERWRITER as its placement agent to utilize its best efforts to solicit subscriptions for Shares and to advise and assist the Company with respect to the Company’s sale of the Shares in the Offering.
     (B) On the basis of the representations and warranties and subject to the terms and conditions of this Agreement, UNDERWRITER accepts such appointment. It is acknowledged by the Company that UNDERWRITER shall not be obligated to purchase any Shares and shall not be obligated to take any action which is inconsistent with any applicable law, regulation, decision or order. Subscriptions will be offered as described in the Prospectus. Except as otherwise provided in this Agreement, the appointment of UNDERWRITER will terminate upon expiration date of the Offering, as set forth in the Prospectus.
     (C) In the event the Company is unable to sell a minimum of 1,300,000 Shares and receive all required regulatory approvals within the period herein provided, this Agreement shall terminate and the Company shall cause its escrow agent for the Offering (“Escrow Agent”) to refund to any persons who have subscribed for any of the Shares the full amount it received from them, as set forth in the Prospectus; and none of the parties to this Agreement shall have any obligation to the other parties hereunder, except as set forth in this Section 2 and in Section 9 hereof.
     (D) In the event the Offering is terminated prior to the time that the Bank opens for business, then in no event shall UNDERWRITER receive the fees set forth in Section 2(G)(i) below; provided, however, that regardless of whether or not the Bank opens for business, UNDERWRITER shall be entitled to reimbursement of its actual accountable out-of-pocket expenses, as set forth in Section 2(G)(ii) below.
     (E) If all conditions precedent to the consummation of the Offering are satisfied or waived as provided herein, the Company agrees to issue, or have issued, the Shares sold in the Offering and to release for delivery certificates for such Shares promptly following acceptance of such subscriptions by the Company against payment to the Company by any means authorized pursuant hereto. Certificates for Shares shall be delivered directly to the purchasers in accordance with their directions.
     (F) UNDERWRITER will be guaranteed an allotment of Shares in the Offering equal to 50% of those Shares (“Initial Allotment”) remaining to be subscribed for in the Offering as of the Effective Date, without regard to any additional Shares that may be offered by the Company as a result of an increase in the size of the Offering. Notwithstanding the foregoing, the Initial Allotment shall be reserved for issuance to subscribers submitted by UNDERWRITER until June 30, 2006, at which time any remaining unsold portion of the Initial Allotment shall revert to a general pool of unallocated Shares (“Unallocated Shares”), and UNDERWRITER and any other person authorized to solicit subscriptions shall be entitled, until the expiration date of the Offering, to continue solicit subscriptions for the purchase of Shares in the Offering. In addition, in the event that UNDERWRITER generates subscriptions in excess of its Initial Allotment, until the expiration date of the Offering, UNDERWRITER shall be entitled to continue solicit subscriptions for the purchase of Shares in the Offering. Subscriptions shall be accepted in the following order: (1) subscriptions shall first be accepted up to the amount of UNDERWRITER’s Initial Allotment as the same may be modified pursuant to this Section; and (2) thereafter, subscriptions with respect to Unallocated Shares, including any Unallocated Shares as a result of an increase in the maximum size of the Offering, shall be accepted in the order received.
     (G) UNDERWRITER shall receive the following compensation for its services hereunder:
          (i) A commission equal to six percent (6.0%) of the aggregate dollar amount of Shares issued by the Company in the Offering attributable to subscriptions received and accepted after the Effective Date (as defined in Section 10, below); provided, however, that UNDERWRITER shall not receive any commission with respect to subscriptions accepted from the following parties: Gregory J. Schwartz & Co. (and clients to whom they close sales directly), Resource America, Inc., Michigan Employee Retirement System and Robert Aikens.
          (ii) Reimbursement of UNDERWRITER’s actual accountable out-of-pocket expenses incurred in the placement of the Shares. UNDERWRITER’s reimbursable out-of-pocket expenses will not exceed $20,000 without the prior consent of the Company. UNDERWRITER shall be reimbursed for expenses, regardless of whether the Offering is successfully completed.
          (iii) The commission provided in Section 2(G)(i), above, shall become payable to UNDERWRITER at the time that the Escrow Agent distributes the initial proceeds of the Offering to the Company. Any additional commissions earned by UNDERWRITER with respect to subscriptions received after that time shall be paid by the Company to UNDERWRITER on a monthly basis.
     3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.
     The Company represents and warrants to UNDERWRITER as follows:
     (A) An application has been duly filed on behalf of the Bank with the OFIS for approval to charter a bank under the laws of the State of Michigan, and the application has been approved by the OFIS, subject to certain conditions.
     (B) An application has been duly filed on behalf of the Bank with the FDIC for approval of federal deposit insurance for the Bank’s deposit accounts, and approval of that application has been received, subject to certain conditions.
     (C) The Company has filed an F.R. Y-3 Application for prior approval to acquire all of the issued and outstanding shares of the common stock of the Bank, and that application is pending.
     (D) The Company has entered into a line of credit in the amount of $2.32 million with Fifth Third Bank, and has no other indebtedness, other than trade payables, except as disclosed in the Prospectus.

     (E) The Company’s Registration Statement has been declared effective by the Commission.
     (F) The Company will not solicit or accept a subscription offer from a resident of any state unless it shall have determined to its satisfaction, based on the advice of its legal counsel, that an offer of a subscription for shares of the Company’s common stock is registered or qualified under the securities laws of that state.
     (G) During the course of the Offering, all subscription funds for Shares shall be held in an escrow account as described in the Prospectus and, following receipt by the Company, each subscription offer received, together with funds for the purchase of Shares covered thereby, shall be transmitted promptly by the Company to its Escrow Agent.
     (H) If UNDERWRITER is required to make any filings with the NASD or any applicable state securities divisions where UNDERWRITER is acting as the sponsoring dealer for the Company in connection with this Offering, the Company will use commercially reasonable efforts to cooperate with UNDERWRITER
     (I) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with full power and authority to conduct its business as it is currently being conducted and to own its assets. In addition, this Agreement has been duly and validly authorized, executed and delivered by the Company and is a valid and binding agreement and a legally enforceable obligation of the Company.
     (J) The Company has all requisite power and authority to issue, sell and deliver the Shares in accordance with and upon the terms and conditions described in the Registration Statement and the Prospectus. All corporate action required to be taken by the Company for the authorization, issuance, sale and delivery of the Shares in accordance with such terms and conditions has been validly and sufficiently taken. The Shares, when delivered and paid for as described in the Registration Statement and the Prospectus, will be duly and validly issued and outstanding, fully paid and nonassessable, will not be issued in violation of or subject to any preemptive or similar rights, and will conform to the description thereof in the Registration Statement and the Prospectus.
     (K) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein and in the Registration Statement and the Prospectus do not and will not (i) conflict with, result in the creation or imposition of any material lien, claim, charge, encumbrance or restriction upon any property or assets of the Company or the Bank, or (ii) constitute a default under, with or without notice or lapse of time or both, any of the terms, provisions or conditions of the charter or by-laws of the Company or the Bank, any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease, franchise, license, permit or any other agreement or instrument to which the Company or the Bank is a party or by which it or any of their properties may be bound or any order, decree, judgment, rule or regulation of any court, arbitrator, government, or governmental agency or instrumentality, domestic or foreign, having jurisdiction over the Company or the Bank any of their properties which conflict, creation, imposition, breach, violation or default would have either singly or in the aggregate a material adverse effect on the condition (financial or otherwise), earnings, affairs, business, prospects, or results of operations of the Company or the Bank.
     (L) At the time of filing, the Registration Statement and any Prospectus will (i) comply in all material respects with the requirements of the 1933 Act and the regulations promulgated thereunder and (ii) not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty does not apply to statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by UNDERWRITER expressly for inclusion in the Prospectus (such information referred to herein as the “UNDERWRITER’s Information”).
     (M) Prior to the time that the Shares are issued, the Company will furnish to UNDERWRITER such documents and certificates as UNDERWRITER may reasonably request and are customary in transactions of this nature in form and substance reasonably satisfactory to the Company, UNDERWRITER and their respective counsel.
     (N) The Company has no direct or indirect subsidiaries and, other than the Bank, will have no direct or indirect subsidiaries at the time that the Shares are issued.
     (O) The Bank is a Michigan state bank in organization. Upon receipt of all required regulatory approvals to open for business, the Bank will have the corporate power and authority to own, lease and operate its properties and conduct its business as described in the Prospectus. Neither the Company nor the Bank is required to be qualified as a foreign corporation to transact business in any jurisdiction in which they presently operate and as contemplated in the Prospectus.
     (P) There is no litigation or governmental proceeding pending or, to the best knowledge of the Company, threatened against, or involving the properties or business of the Company, the Bank or their respective officers, directors, agents, or employees, which might materially and adversely affect any of them or their prospects or the Offering.
     (Q) No consent, approval, authorization, or other order of any court, regulatory body, administrative agency, or other governmental body is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement or described in the Prospectus, except the approvals of the Regulatory Agencies, the Securities and Exchange Commission and the NASD.
     (R) No labor dispute with the employees of the Company or the Bank exists or, to their knowledge, is imminent, except where such dispute would not have a material adverse effect on the business or prospects of the Company or the Bank.
     (S) The Company has properly filed all necessary federal, state, and foreign income tax returns and properly paid all taxes shown as due thereon (or has obtained appropriate extensions). The Company has no knowledge of any tax deficiency that has been asserted or threatened against it.
     (T) The Company has not engaged in any transaction in connection with which it could be subject to either a civil penalty assessed pursuant to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a tax imposed by Section 4975 of the Internal Revenue Code. Neither the Company nor the Bank has provided any pension or other plan subject to ERISA.
     (U) All properties held or used by the Company and the Bank under leases, licenses, franchises, or other agreements are held by them under valid, binding, and enforceable leases, franchises, licenses, or other agreements with respect to which they are not in default, except for properties or defaults which neither singly nor in the aggregate are material to the business or prospects of the Company or the Bank.
     (V) No officer or director of the Company, or record or beneficial owner of 5% or more of the Company’s securities is associated or affiliated (directly or indirectly) with any firm that is a member of the NASD, except Walter Schwartz and Robert Stapleton.

     (W) Neither the Company, nor, to the best of the Company’s knowledge, any director, officer, agent, employee, organizer or other person associated with them, acting on their behalves, has used any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.
     (X) No material transaction has occurred, and there is no agreement or understanding with respect to such a transaction, between or among the Company, on the one hand, and any of its officers, directors, organizers, 10% shareholders, or any affiliate of any such officer, director, organizer, or shareholder, on the other hand, that is not described in the Prospectus.
     (Y) The Company has not made any sales of its unregistered equity securities during the 180 day period immediately preceding the filing date of the Registration Statement to any person including, without limitation, any underwriter or person related to an underwriter.
     (Z) Neither the Commission, any Regulatory Agency or any other governmental agency has issued any order or other action, or threatened any action, suspending the Offering or the use of the Registration Statement or the Prospectus or any other filing of the Company and the Bank under applicable regulations or other applicable law.
     4. REPRESENTATIONS AND WARRANTIES OF UNDERWRITER
     UNDERWRITER represents and warrants to the Company that:
     (A) UNDERWRITER is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with full power and authority to conduct its business as it is currently being conducted and to own its assets. In addition, this Agreement has been duly and validly authorized, executed and delivered by UNDERWRITER and is a valid and binding agreement and a legally enforceable obligation of UNDERWRITER
     (B) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein do not and will not (i) conflict with, result in the creation or imposition of any material lien, claim, charge, encumbrance or restriction upon any property or assets of UNDERWRITER, or (ii) constitute a default under, with or without notice or lapse of time or both, any of the terms, provisions or conditions of the charter or by-laws of UNDERWRITER, any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease, franchise, license, permit or any other agreement or instrument to which UNDERWRITER is a party or by which it or any of its properties may be bound or any order, decree, judgment, rule or regulation of any court, arbitrator, government, or governmental agency or instrumentality, domestic or foreign, having jurisdiction over UNDERWRITER or any of its properties which conflict, creation, imposition, breach, violation or default would have either singly or in the aggregate a material adverse effect on the condition (financial or otherwise), earnings, affairs, business, prospects, or results of operations of UNDERWRITER
     (C) UNDERWRITER is registered as a broker-dealer under applicable federal and state law (including Michigan and the other states in which UNDERWRITER may serve as the a sponsoring dealer for the Company), is a member in good standing of NASD and has met and will continue to meet all registration, licensing, financial and reporting requirements it is required to meet under applicable federal and state laws and regulations in order to provide the services UNDERWRITER has agreed to provide, or that UNDERWRITER contemplates that it will provide, to Company under this Agreement or otherwise in connection with the Offering. UNDERWRITER will file this Agreement with the NASD and use its best efforts to obtain approval from the NASD for its role in the Offering.
     (D) UNDERWRITER will not provide any service or engage in any activity, and it will not permit UNDERWRITER or any of its or UNDERWRITER’s employees, agents, representative or affiliate to provide any service or engage in any activity, whether pursuant to this agreement or otherwise in connection with the Offering, for which it does not have in effect all registrations, licenses and approvals necessary to cause that service or activity to comply with applicable federal and state laws and regulations.
     (E) UNDERWRITER agrees that any employees, agents or representatives of UNDERWRITER or any of UNDERWRITER’s other affiliates which provide any services to Company under this Agreement or otherwise in connection with the Offering will be considered, for purposes of UNDERWRITER’s agreements, representations, warranties and obligations under this Agreement to also be employees, agents, or representatives of UNDERWRITER.
     5. COVENANTS OF THE COMPANY.
     The Company hereby covenants to UNDERWRITER as follows:
     (A) The Company has filed the Registration Statement with the Commission. The Company will not, at any time after the date the Registration Statement is declared effective, file any amendment or supplement to the Registration Statement without providing UNDERWRITER and its counsel an opportunity to review such amendment.
     (B) The Bank has filed the Applications with the Regulatory Agencies. The Bank will not at any time after the date of this Agreement, file any amendment or supplement to an application without providing UNDERWRITER and its counsel an opportunity to review such amendment or supplement.
     (C) The Company and the Bank, as applicable, will use their commercially reasonable efforts to cause any post-effective amendment to the Registration Statement to be declared effective by the Commission and any post-effective amendment to an Application to be approved by the Regulatory Agencies, and will immediately upon receipt of any information concerning the events listed below notify UNDERWRITER (i) when the Registration Statement, as amended, has become effective; (ii) when an Application, as amended, has been approved by the Regulatory Agencies; (iii) of the receipt of any comments from the Commission, a Regulatory Agency or any other governmental entity with respect to the Offering or the transactions contemplated by this Agreement; (iv) of any request by the Commission, a Regulatory Agency or any other governmental entity for any amendment or supplement to the Registration Statement or an Application or for additional information; (v) of the issuance by the Commission, a Regulatory Agency or any other governmental agency of any order or other action suspending the Offering or the use of the Registration Statement or the Prospectus or any other filing of the Company and the Bank under applicable regulations or other applicable law, or the threat of any such action; (vi) of the issuance by the Commission, any Regulatory Agency or any state authority of any stop order suspending the effectiveness of the Registration Statement or of the initiation or threat of initiation or threat of any proceedings for that purpose; or (vii) of the occurrence of any event mentioned in paragraph (F) below. The Company and the Bank, as applicable, will take commercially reasonable efforts to prevent the issuance by the Commission, any Regulatory Agency or any state authority of any stop order suspending the effectiveness of the Registration Statement and, if any such order shall at any time be issued, to obtain the lifting thereof at the earliest possible time.

     (D) The Company or the Bank, as applicable, will provide to UNDERWRITER and to its counsel full access to review any and all of the following documents, with all exhibits: the Applications, as originally filed and of each amendment or supplement thereto, and the Registration Statement, as originally filed and each amendment thereto. Further, the Company and the Bank will deliver such additional copies of the foregoing documents to counsel to UNDERWRITER as may be required for any NASD filings. In addition, the Company will also deliver to UNDERWRITER such number of copies of the Prospectus, as amended or supplemented, as UNDERWRITER may reasonably request.
     (E) The Company will comply in all material respects with any and all terms, conditions, requirements and provisions with respect to the Offering and the transactions contemplated thereby imposed by the Commission, by applicable state law and regulations, and by the 1933 Act, the Securities Exchange Act of 1934 (“1934 Act”) and the rules and regulations of the Commission promulgated under such statutes, to be complied with prior to or subsequent to the date of which the Shares are to be sold; and when the Prospectus is required to be delivered, the Company and the Bank will comply in all material respects, at their own expense, with all material requirements imposed upon them by the Regulatory Agencies, the Commission, by applicable state law and regulations and by the 1933 Act, the 1934 Act and the rules and regulations of the Commission promulgated under such statutes, in each case as from time to time in force, so far as necessary to permit the continuance of sales or dealing in the Shares during such period in accordance with the provisions hereof and the Prospectus.
     (F) If any event relating to or affecting the Company or the Bank shall occur, as a result of which it is necessary, in the reasonable determination of counsel for the Company, to amend or supplement the Registration Statement or the Prospectus in order to make them not misleading in light of the circumstances existing at the time of its use, the Company and the Bank will, at their expense, forthwith prepare, file with the Commission and the Regulatory Agencies, and furnish to UNDERWRITER, a reasonable number of copies of an amendment or amendments of, or a supplement or supplements to, the Registration Statement and the Prospectus (in form and substance satisfactory to counsel for UNDERWRITER after a reasonable time for review) which will amend or supplement the Registration Statement and/or the Prospectus so that as amended or supplemented it will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances existing at the time, not misleading. For the purpose of this subsection, the Company will furnish such information with respect to itself as UNDERWRITER may from time to time reasonably request.
     (G) The Company will endeavor in good faith, in cooperation with UNDERWRITER, to register or to qualify the Shares for offering and sale under the applicable securities laws of the jurisdictions in which the Company deems appropriate to conduct the Offering; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify to do business in any jurisdiction in which it is not so qualified. In each jurisdiction where any of the Shares shall have been registered or qualified as above provided, the Company will make and file such statements and reports in each year as are or may be required by the laws of such jurisdictions.
     (H) For the period of three years from the date of this Agreement, the Company will furnish to UNDERWRITER upon request (i) a copy of each report of the Company furnished to or filed with the Commission under the 1934 Act or any national securities exchange or system on which any class of securities of the Company is listed or quoted, (ii) a copy of each report of the Company mailed to holders of Shares or non-confidential report filed with the Commission or a Regulatory Agency or any other supervisory or regulatory authority or any national securities exchange or system on which any class of the securities of the Company is listed or quoted, and (iii) from time to time, such other publicly available information concerning the Company as UNDERWRITER may reasonably request.

     (I) Prior to the issuance of the Shares, the Company will inform UNDERWRITER of any event or circumstances of which it is aware as a result of which the Registration Statement and/or Prospectus, or the Applications as then supplemented or amended, would include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading.
     (J) The Company will distribute the Prospectus or other offering materials in connection with the offering and sale of the Shares only as set forth in the Prospectus, and only in accordance with the 1933 Act and the 1934 Act and the rules and regulations promulgated under such statutes, and the laws of any state in which the Shares are qualified for sale.
     (K) The Company will maintain appropriate arrangements with the Escrow Agent for depositing all funds received from persons mailing subscriptions for or orders to purchase Shares in the Offering as described in the Prospectus until the Shares are issued and satisfaction of all conditions precedent to the release of the Company’s obligation to refund payments received from persons subscribing for or ordering Shares in the Offering as described in the Prospectus.
     (L) The Company will provide UNDERWRITER with reasonable access to any databases containing names and other relevant contact information about potential investors in the Company that has been compiled by, or on behalf of, the Company.
     (M) Upon its reasonable request, UNDERWRITER shall be permitted to use employees of the Company to assist with administrative tasks, such as providing courier services, in connection with the Offering.
     (N) The Company will not engage in any new offering of its capital stock within 6 months of the last sale of stock pursuant to the Offering, without the written consent of UNDERWRITER.
     (O) The Company will use its best efforts to cause Bank to comply with all of the representations, obligations, covenants and agreements that apply to it hereunder and to execute any such documents which UNDERWRITER may reasonably request hereunder.
     6. COVENANTS OF UNDERWRITER
     (A) Notwithstanding anything contained in this Agreement to the contrary, the terms and conditions of the Offering as described in the Company’s Prospectus shall control the conduct of the Offering, and neither UNDERWRITER nor any of its respective employees, agents, representatives or affiliates shall take any action in connection with the Offering contrary to those terms and conditions.
     (B) In connection with or during the course of the Offering, neither UNDERWRITER nor any employee, agent, representative or affiliate of UNDERWRITER will make any representation or provide any information to any subscriber or potential subscriber for the Shares other than the representations and information contained in the Prospectus or other information specifically approved in writing by the Company’s President.
     (C) During the course of the Offering, only the Escrow Agent is authorized to receive or accept from a subscriber any subscription offer and/or payment. In the event that any subscription offer or payment comes into the possession of UNDERWRITER or any of its respective employees, agents, representatives or affiliates, it or he will immediately deliver the same to the Company’s Escrow Agent.

     (D) This Agreement does not create an exclusive arrangement for UNDERWRITER to provide services to the Company, and nothing in this Agreement shall preclude the Company from contracting or entering into an arrangement with any other sales agent, consultant, broker-dealer or other person for such other person or entity to provide services to the Company as agent in the Offering and to receive compensation from the Company in connection with the Offering.
     (E) UNDERWRITER, through its officers, directors, employees, representatives or agents, shall not, directly or indirectly, alone or in concert with other persons or entities, exercise, or attempt to exercise an influence over the management or policies of the Company or any entity controlled by the Company.
     7. CONDITIONS TO THE OBLIGATIONS OF UNDERWRITER
     The obligations of UNDERWRITER hereunder are subject to the condition that all representations and warranties and other statements of the Company herein contained are at and as of the commencement of the Offering and at and as of the date on which the Shares are to be sold, true and correct in all material respects, the condition that the Company or the Bank, as applicable, shall have performed in all material respects all of their obligations hereunder to be performed on or before such dates and to the following further conditions (any or all of which may be waived in writing by UNDERWRITER):
     (A) The Registration Statement shall have been declared effective by the Commission not later than 5:30 p.m. on the date of this Agreement, and no stop order or other action suspending the effectiveness of the Registration Statement shall have been issued under the 1933 Act or proceedings therefore initiated or, to the Company’s or Bank’s best knowledge, threatened by the Commission or any state authority and no order or other action suspending the authorization for use of the Prospectus or the consummation of the Offering shall have been issued or proceedings therefore initiated or, to the Company’s or Bank’s best knowledge, threatened by the Commission or any other governmental body.
     (B) As of the date that the Bank opens for business, UNDERWRITER shall upon written request to the Company receive a certificate of the Chief Executive Officer of the Company, dated as of such date, to the effect that (i) he has carefully examined the Prospectus and at the time the Prospectus became authorized for final use, the Prospectus did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; (ii) there has not been, since the respective dates as of which information is given in the Prospectus, any material adverse change in the financial condition or in the management, earnings, capital, properties, business prospects or business affairs of the Company or the Bank, considered as one enterprise; (iii) the representations and warranties contained in Section 3 of this Agreement are true and correct with the same force and effect as though made at and as of the date the Bank opens for business; (iv) the Company has complied in all material respects with all material agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the date on which the Shares are to be sold including the conditions contained in this Section 7; (v) no stop order has been issued or, to the best of his knowledge, is threatened, by the Commission, a Regulatory Agency or any other governmental body; (vi) no order suspending the Offering, the acquisition of all of the shares of the Bank by the Company or the effectiveness of the Prospectus has been issued and to the best of his knowledge, no proceedings for any such purpose have been initiated or threatened by any Regulatory Agency or any other federal or state authority; and (vii) to the best of his knowledge, no person has sought to obtain regulatory or judicial review of the action of the OFIS, FRB or FDIC in granting preliminary approval of the Applications.

     (C) The Company shall not have sustained since the date of the latest audited financial statements included in the Registration Statement and Prospectus, any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth in the Registration Statement and the Prospectus, and since the respective dates as of which information are given in the Registration Statement and the Prospectus, there shall not have been any material change in the long-term debt of the Company or any material change, or any development, involving a prospective material change in or affecting the general affairs of the management, financial position, stockholders’ equity or results of operations of the Company or the Bank, otherwise than as set forth or contemplated in the Registration Statement and the Prospectus, the effect of which, in any such case described above, is sufficiently material and adverse as to make it impracticable or inadvisable to proceed with the Offering or the delivery of the Shares on the terms and in the manner contemplated in the Prospectus.
     (D) Prior to and as of the date on which the Shares are to be sold: (1) there shall have been no material adverse change in the management, financial condition or in the earnings, capital, properties or business affairs of the Company or the Bank, considered as one enterprise, from that as of the latest dates as of which such condition is set forth in the Prospectus, except as referred to therein; (ii) there shall have been no material transaction entered into by the Company and the Bank, considered as one enterprise, from the latest date as of which the financial condition of the Company or the Bank is set forth in the Prospectus other than transactions referred to or contemplated therein; (iii) the Company or the Bank shall not have received from the OFIS, FRB or the FDIC any direction (oral or written) to make any material change in the method of conducting their business with which it has not complied in all material respects (which direction, if any, shall have been disclosed to UNDERWRITER) and which would reasonably be expected to have a material and adverse effect on the management, condition (financial or otherwise) or on the earnings, capital, properties or business affairs of the Company or the Bank considered as one enterprise; (iv) neither the Company nor the Bank shall have been in default (nor shall an event have occurred which, with notice or lapse of time or both, would constitute a default) under any provision of any agreement or instrument relating to any material outstanding indebtedness; (v) no action, suit or proceedings, at law or in equity or before or by any federal or state commission, board or other administrative agency, shall be pending or, to the knowledge of the Company or the Bank, threatened against the Company or the Bank or affecting any of their properties wherein an unfavorable decision, ruling or finding would reasonably be expected to have a material and adverse effect on the management, financial condition or on the earnings, capital, properties or business affairs of the Company or the Bank, considered as one enterprise; and (vi) the Shares have been qualified or registered for offering and sale under the securities or blue sky laws of the jurisdictions as to which the Company and UNDERWRITER shall have agreed.
     (E) Subsequent to the date hereof, there shall not have occurred any of the following: (i) a suspension or limitation in trading in securities generally on the New York Stock Exchange or American Stock Exchange or in the over-the-counter market, or quotations halted generally on the Nasdaq Stock Market, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices for securities have been required by either of such exchanges or the NASD or by order of the Commission or any other governmental authority; (ii) a general moratorium on the operations of commercial banks or other federally-insured financial institutions or general moratorium on the withdrawal of deposits from commercial banks or other federally-insured financial institutions declared by either federal or state authorities; or (iii) a material decline in the price of equity or debt securities if the effect of any of (i) through (iii) herein, in UNDERWRITER’s reasonable judgment, makes it impracticable or inadvisable to proceed with the Offering or the delivery of the Shares on the terms and in the manner contemplated in the Registration Statement and the Prospectus.

     (F) The NASD has confirmed that it has not raised any objection with respect to the fairness and reasonableness of the terms of this Agreement and UNDERWRITER’s compensation hereunder.
     (G) The escrow account referenced in Section 3(A) of this Agreement shall have a balance of at least $10,000,000.
     8. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY.
     The obligations of the Company hereunder are subject to the following conditions (any or all of which may be waived in writing by the Company):
     (A) All representations and warranties and other statements of UNDERWRITER herein contained are at and as of the date of this Agreement and at and as of the dates that the Shares are sold, true and correct in all material respects.
     (B) UNDERWRITER shall have performed in all material respects all of its obligations hereunder to be performed on or before the date on which the Shares are to be sold.
     (C) As of the date that the Bank opens for business, counsel to the Company shall have been furnished with such documents as counsel of the Company may require for the purpose of enabling them to advise the Company with respect to the issuance and sale of the Shares as herein contemplated and related proceedings, or in order to evidence the accuracy of any of the representations and warranties, or the fulfillment of any of the conditions herein contained.
     9. INDEMNIFICATION AND CONTRIBUTION.
     (A) The Company agrees to indemnify and hold harmless UNDERWRITER and its affiliates and their respective members, partners, directors, officers, employees, agents and controlling persons (UNDERWRITER and each such person being an “Indemnified Party”) from and against any and all loss, claim, damage, judgment, assessment, cost and other liability (each a “Claim”), joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, and related to or arising out of any transaction contemplated by this Agreement or the engagement of UNDERWRITER pursuant to, and the performance by UNDERWRITER of the services contemplated by this Agreement and will reimburse any Indemnified Party for all reasonable fees and expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company or the Bank. Neither the Company nor the Bank will be liable under the foregoing indemnification and reimbursement provisions to the extent that any loss, claim, damage, judgment, assessment, cost or any other liability, or related expense, is found in a final judgment by a court of competent jurisdiction to have resulted from an Indemnified Party’s willful misconduct, bad faith or gross negligence or the breach of this Agreement. The Company also agrees that no Indemnified Party will have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors or the Bank related to or arising out of the engagement of UNDERWRITER pursuant to, or the performance by UNDERWRITER of the services contemplated by, this Agreement except to the extent that any loss, claim, damage, judgment, assessment, cost or any other liability, or related expenses, is found in a final judgment by a court of competent jurisdiction to have resulted from an Indemnified Party’s willful misconduct, bad faith or gross negligence or the breach of this Agreement.

     (B) If the indemnification of an Indemnified Party provided for in this Agreement is for any reason held unenforceable (other than for a reason provided in the prior paragraph), the Company and the Bank jointly and severally agree to contribute to the losses, claims, damages, judgments, assessments, costs and other liabilities, and related expenses, for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, the Bank and the Company’s security holders, on the one hand, and UNDERWRITER, on the other hand, of the transaction as contemplated (whether or not the transaction is consummated) or (ii) if (but only if) the allocation provided for in clause (i) is for any reason held unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company or the Bank on the one hand, and UNDERWRITER, on the other hand, as well as any other relevant equitable considerations; provided, however, that, to the extent permitted by applicable law, in no event will the Indemnified Parties be required to contribute an aggregate amount in excess of the aggregate fees actually paid to UNDERWRITER under this Agreement.
     (C) The Company agrees that, without UNDERWRITER’s prior written consent, which consent will not be unreasonably withheld, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action, or proceeding in respect of which indemnification could be sought under the indemnification provisions of this Agreement, whether or not UNDERWRITER or any other Indemnified Party is an actual or threatened party to such claim, action, or proceeding, unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding. Neither the Company nor the Bank shall be liable for any settlement of any litigation or proceeding effected without its consent.
     (D) Upon receipt by an Indemnified Party of actual notice of a Claim as to which indemnification may be sought hereunder, such Indemnified Party shall promptly notify the Company of the nature and basis of the Claim. In addition, an Indemnified Party shall promptly notify the Company after any action is commenced against the Indemnified Party (by way of service with a summons or other legal process) and shall transmit a copy to the business address of the Company. The Company may, and shall, if requested by any Indemnified Party, assume the defense of any Claim against such Indemnified Party in respect of which indemnity may be sought hereunder, including, without limitation, the employment of counsel reasonably satisfactory to such Indemnified Party and the payment of the fees and expenses of such counsel and necessary experts, in which event the Company shall not be liable for the fees and expenses of any other counsel retained by such Indemnified Party in connection with such litigation or proceeding.
     (E) The reimbursement, indemnity and contribution obligations of the Company under the preceding paragraphs shall be in addition to any liability that the Company may otherwise have, and shall be binding upon and inure to the benefit of the successors, assigns, heirs and personal representatives of any Indemnified Party.
     (F) In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company or any affiliate of the Company in a transaction contemplated by this Agreement in which such Indemnified Party is not named as a defendant, the Company agrees to reimburse UNDERWRITER for all reasonable out-of-pocket expenses incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness.
     10. TERMINATION.
     This Agreement shall become effective upon the later of May 30, 2006 or such date as all required regulatory approvals shall have been received by the Company and UNDERWRITER, as applicable, with respect to the matters contemplated by this Agreement (“Effective Date”). The

Agreement shall terminate on September 30, 2006 or the expiration date of the Offering, whichever is earlier. This Agreement may be extended upon the mutual agreement of the UNDERWRITER and the Company and may be terminated at any time, whether at the end of its term or otherwise, at the option of UNDERWRITER or the Company upon ten (10) days written notice to the other.
     11. MISCELLANEOUS.
     (A) Notices. All communications hereunder, except as herein otherwise specifically provided, shall be mailed, in writing, and if sent to UNDERWRITER shall be mailed, hand delivered or delivered by telecopy and confirmed to Richard L. Coskey, Bentley Lawrence Securities, Inc., 888 West Big Beaver Road, Suite 850, Troy, Michigan 48084 (with a copy to Marvin I. Horowitz, Esq., 30445 Northwestern Highway, Suite 140, Farmington Hills, Michigan 48334) and, if sent to the Company and the Bank, shall be mailed, hand delivered or delivered by telecopy and confirmed to the Company and the Bank at 33583 Woodward Ave., Birmingham, MI 48009, Attention: Robert Farr, President and Chief Executive Officer (with a copy to Jenkens & Gilchrist, P.C., 1445 Ross Avenue, Suite 2900, Dallas, Texas 75202-2799, Attention: Peter G. Weinstock). Any such communications shall take effect upon the receipt thereof.
     (B) Successors & Assigns. This Agreement shall be binding upon, and inure solely to the benefit of the parties hereto (except with respect to the indemnification obligations, which shall inure to the benefit of the Indemnified Parties), and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No purchaser of any of the Shares from the UNDERWRITER shall be deemed a successor or assign by reason merely of such purchase. It is understood and agreed that this Agreement is the exclusive agreement among the parties hereto, and supersedes any prior agreement among the parties and may not be varied except in writing signed by all the parties.
     (C) Partial Invalidity. In the event that any term, provision or covenant herein or the application thereof to any circumstance or situation shall be invalid or unenforceable, in whole or in part, the remainder hereof and the application of said term, provision or covenant to any other circumstances or situation shall not be affected thereby, and each term, provision or covenant herein shall be valid and enforceable to the full extent permitted by law.
     (D) Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Michigan.
     (E) Captions. The captions included in this Agreement are included solely for convenience of reference and shall not be deemed to be a part of this Agreement.
     (F) Counterparts. This Agreement may be executed by any one or more of the parties in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.
     (G) Survival. The obligations set forth in Section 6(E) of this Agreement shall survive the expiration or termination of this Agreement.
     (H) Pronouns. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.
     (I) Entire Agreement. This Agreement evidences the entire agreement between the Company and UNDERWRITER with respect to the transactions contemplated herein. All prior negotiations and agreements are merged in, and superseded by, this Agreement and there are no agreements, representations, and warranties with respect to the transactions contemplated herein other than those set forth herein.
     (J) Public Notice. The Company and UNDERWRITER shall consult with each other with respect to the form and substance of any press release or other formal public disclosure of matters related to the Offering. Except as required by applicable law or regulations, neither the Company nor UNDERWRITER shall issue any such press release during the term of this Agreement that relates to the other party without the other party’s prior consent, which shall not be unreasonably withheld. Except as prohibited by law, the Company agrees that UNDERWRITER shall have the right subsequent to the termination of the Offering to place tombstone advertisements at its own cost in financial and other newspapers and journals describing its services hereunder.
     If the foregoing is in accordance with your understanding, please sign and return to us two counterparts hereof, and upon the acceptance hereof by you, this Agreement and such acceptance hereof shall constitute a binding agreement between us.

Very truly yours, BIRMINGHAM BLOOMFIELD BANCSHARES, INC.
By:	/s/ Richard Miller
Richard Miller
Chief Financial Officer

Accepted as of the date hereof at Troy, Michigan:

BENTLEY LAWRENCE SECURITIES, INC.
By:	/s/ Richard L. Coskey
Richard L. Coskey
President